96-01

      Robert D. Mrlik     or   John E. Pluhowski
      Vice President -         Director - Corporate
      Investor Relations       Communications
      (713) 831-1137           (713) 831-1149


FOR IMMEDIATE RELEASE

                  AMERICAN GENERAL'S CONSUMER FINANCE SEGMENT
                     TO INCREASE ALLOWANCE FOR LOAN LOSSES


      Houston,  January 10,  1996 --  American General  Corporation (NYSE:AGC)

today announced that  American General Finance, its  consumer finance segment,

will report an increase in the allowance for losses on  finance receivables of

$216  million in  the fourth  quarter of 1995.  This action  will result  in a fourth quarter after-tax  charge of  approximately $140 million,  or $.67  per share, to American General's earnings.

      This increase  was determined  by extensive internal  analysis, together with  credit loss  development projections  supplied by  Fair, Isaac  and Co.,

Inc., a nationally recognized credit consulting firm, and with the concurrence of Ernst & Young  LLP, the company's  independent auditors.  At year-end 1995,

the allowance  for loan losses will  be approximately $492 million  or 5.9% of receivables, compared to $226 million or 2.9% of receivables at year-end 1994.

The  increased  allowance  represents  the  company's  best  estimate  of  the segment's net credit losses on outstanding loans.

      "The  strength of  American General  Finance is  its  traditional branch office  network," said Harold  S. Hook, Chairman  and CEO of  American General

Corporation.    "Although the  non-branch initiatives  of  the last  few years generated  high receivables growth, they were followed by an unacceptable rise in  delinquencies.  Therefore, each of these initiatives has been analyzed and

the  underperforming programs  have  been restructured  or  discontinued.   We
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believe the increase in the allowance and the other actions  taken address the overall  credit quality  issue and  position the  consumer finance  segment to return to the levels of earnings achieved over the last few years."

      American General is  one of the  nation's largest diversified  financial services  organizations with assets of $60 billion and shareholders' equity of

$5.5  billion.    Headquartered  in  Houston,  it  is  a leading  provider  of retirement annuities, consumer loans, and life insurance to over eight million

households.   American General Corporation common  stock is listed on  the New

York, Pacific, London, and Swiss stock exchanges.

                                     # # #



Q&A SUPPLEMENT ATTACHED

      Accompanying  this  news release  are  comments, in  question-and-answer format, regarding the January 10, 1996 announcement of the increased allowance for losses on finance receivables.

Supplement to: News Release 96-01, Dated January 10, 1996, Entitled:



"AMERICAN GENERAL'S CONSUMER FINANCE SEGMENT
 TO INCREASE ALLOWANCE FOR LOAN LOSSES"



American General Corporation  today announced that  American General  Finance,
its consumer  finance segment,  will  increase the  allowance for   losses  on
finance receivables by $216 million in the fourth quarter of 1995.

American General Finance with assets of $10 billion and equity of $1.3 billion, is a wholly-owned subsidiary of American General Corporation.
Headquartered in Evansville, Indiana, it is a leading provider of consumer loans and credit-related products. With 1,400 branch offices in 41 states, Puerto Rico, and the U.S. Virgin Islands, the company serves 3.8 million customers.

Below, in question-and-answer format, are comments regarding the allowance increase.


1. Q. Why was there a major increase in the allowance for loan losses in the fourth quarter?

   A. Due to the unexpected rise in delinquencies beginning in the third quarter of 1995, a comprehensive analysis of the consumer finance segment was initiated in the fourth quarter. The results of the recently completed analysis indicated a need for the increase in the allowance for loan losses.

      60-day Delinquencies as % of Receivables

      12/94    3/95     6/95     9/95     12/95
      -----    ----     ----     ----     -----
      2.9%     2.9%     3.0%     3.8%     4.1%e

2. Q. Does the increased allowance resolve the credit quality issue?

   A. Based on extensive internal and external analysis, we believe the increased allowance represents the company s best estimate of the segment's net credit losses on outstanding loans. At year-end 1995, the allowance for loan losses will be approximately $492 million or 5.9% of receivables.

      Allowance as % of Receivables

      12/94    3/95     6/95     9/95     12/95
      -----    ----     ----     ----     -----
      2.9%     3.0%     3.1%     3.6%     5.9%

3. Q. How will the increased allowance impact the capital ratio of American General Finance?

   A. To support the increased allowance, American General contributed $80 million of internally generated capital to American General Finance in December 1995. This enabled American General Finance, Inc. to maintain leverage below its target level of debt to tangible net worth (7.5-to-
      1).

4. Q. What is the outlook for American General Finance in 1996?

   A. We believe the actions taken will position American General Finance to achieve a return on equity in the 14-16% range.

5. Q. Does American General still consider consumer finance a core business?

   A. Yes. Since 1982, American General Finance has been a major contributor to American General's growth strategy and complements the company's balanced mix of financial service businesses.

6. Q. Will the $80 million capital contribution change the company's dividend or share repurchase programs?

   A. No. It is management's opinion that this action, in and of itself, will not change the company's dividend or share repurchase programs.

7. Q. When do you expect to report 1995 earnings?

   A. We expect to report fourth quarter and preliminary year-end 1995 results on Monday, January 29, 1996.